SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                               FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) or 12(g) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

                           TUMBLEWEED, INC.
                     (Exact name of registrant as
                      specified in its charter)

            Delaware                               61-1327945
     (State of Incorporation                      (IRS Employer
     or organization)                             Identification
                                                   No.)

     1900 Mellwood Avenue
     Louisville, Kentucky                             40206
       (Address of principal                       (Zip Code)
        executive offices)

 If this form relates to the             If this form relates to the
 registration of a class of securities   registration of a class of securities
 pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
 Exchange Act and is effective           Exchange Act and is effective
 pursuant to General Instruction         pursuant to General Instruction
 A.(c), please check the following       A.(d), please check the following
 box.  [  ]                              box.  [ X ]

Securities Act registration statement file number to which this form relates: 333-57931

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class           Name of each exchange on
     to be so registered           which class is to beregistered

     Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

              Common Stock, par value $0.01 per share
                           (Title of Class)

            INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant's Securities to be Registered.

     The securities to be registered are shares of common stock, par value $0.01 per share (the "Common Stock") of Tumbleweed, Inc., a
Delaware corporation (the "Company"). National City Bank, Cleveland, Ohio, is transfer agent and registrar for the Common Stock.

General

     The Company's Certificate of Amendment of Certificate of
Incorporation provides that the authorized capital stock of the Company consists of 16,500,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock ("Preferred
Stock"), par value $0.01 per share.

Dividends

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to any preferential rights of the holders of shares of any class or series of Preferred Stock that may be outstanding in the future. Currently, the Company is prohibited from paying dividends on the Common Stock under the terms of its credit facility with National City Bank.

Voting

     The holders of Common Stock are entitled to one vote per share owned of record in all matters submitted for the vote of the Company's stockholders.

     The holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the General Corporate Law of the State of Delaware a different vote is required.

     Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Company for any purpose or purposes may be called only by (a) the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which the Company would have if there were no vacancies, (b) by the Chairman of the Board of Directors or (c) by the President of the Company (the "President").

Liquidation

     In the event of the liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in the distribution of assets and funds remaining after (i) payment or provisions for payment of all the debts and other liabilities of the Company, and (ii) payments to holders of the Company's other securities, if any, with liquidation preferences over the Common Stock.

Preemptive Rights

     The Company's shareholders do not have preemptive rights to subscribe for additional shares should the capital stock of the Company be increased by the sale or other issuance of shares.

Liability to Further Calls or Assessments

     Shares of Common Stock, when issued upon the payment of consideration determined by the Company's Board of Directors, shall be validly issued, fully paid, and nonassessable.

Business Combinations

     The Company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date the person became an interested stockholder unless: (i) before the person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested person or the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification (as required by Section 203) of a transaction that is one of certain extraordinary transactions involving the corporation, is with or by a person who either has not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, and is approved or not opposed by a majority of the board of directors then in office.

Preferred Stock

     The Board of Directors has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, powers, privileges and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations and restrictions, including, without limitation, the number of shares constituting each such series, dividend rates, redemption and sinking fund provisions, liquidation and preferences, conversion rights, and voting rights, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders.

Corporate Governance Provisions

     The Company's Board of Directors currently consists of eight directors. The Company's Certificate of Incorporation and the By-laws provide that: (i) the number of directors of the Company will be fixed by resolution of the Board of Directors, but in no event will be less than five nor more than 11 directors; (ii) the directors of the Company in office from time to time will fill any vacancy or newly created directorship on the Board of Directors; (iii) directors of the Company may be removed only for cause by the holders of at least a majority of the Company's voting stock; (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting; and (v) except as described below, special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or by a majority of the total number of directors of the Company, and the business permitted to be conducted at any such meeting is limited to that stated in the notice of the special meeting. The By-laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Company not fewer than 60 days nor more than 90 days in advance of the annual meeting of stockholders; provided, however, if the date of the meeting is not furnished to stockholders in a notice or is not publicly disclosed by the Company more than 70 days prior to the meeting, notice by the stockholder, to be timely, must be delivered to the President or Secretary of the Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     The By-laws also provide that stockholders desiring to nominate persons for election as directors must make their nominations in writing to the President or Secretary of the Company not fewer than 60 days nor more than 90 days prior to the scheduled date for the annual meeting; provided, however, if fewer than 70 days notice or prior public disclosure of the scheduled date for the annual meeting is given or made, notice to the stockholders, to be timely, must be delivered to the President or Secretary of the Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     Under applicable provisions of the Delaware General Corporation Law, the approval of a Delaware corporation's board of directors, in addition to stockholder approval, is required to adopt any amendment to the corporation's certificate of incorporation, but a corporation's by-laws may be amended either by action of its stockholders or, if the corporation's certificate of incorporation so provides, its board of directors. The Certificate of Incorporation and By-laws provide that the provisions summarized above may not be amended by the stockholders, nor may any provision inconsistent herewith be adopted by the stockholders, without the affirmative vote of the holders of at least 85% of the Company's voting stock, voting together as a single class.

     The foregoing provisions of the Certificate of Incorporation and By-laws may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company.

Item 2.   Exhibits


     2         Agreement and Plan of Merger, dated as of June 23,
               1998, between Tumbleweed, LLC and Tumblweed, LLC.

     3.1 Certificate of Incorporation of Tumbleweed, Inc., as amended.

     *3.2      Bylaws.

     *10.2 Revolving Line of Credit Note, dated August 8, 1996, between Tumbleweed, LLC and National City Bank of
               Kentucky.
___________
     *Incorporated by reference to Registration No. 333-57931.

                              SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   TUMBLEWEED, INC.


February 2, 1999                   By: /s/ James M. Mulrooney
                                       James M. Mulrooney, Executive
                                          Vice President and Chief
                                          Financial Officer